Exhibit 99.1

Media Contacts:
Kathy Durr
Juniper Networks, Inc.
408-745-5058
kdurr@juniper.net

Investor Relations Contact:
Michelle Levine
Juniper Networks, Inc.
408-936-2775
mlevine@juniper.net

JUNIPER NETWORKS COMPLETES ACQUISITION OF PERIBIT NETWORKS

SUNNYVALE, CA – July 6, 2005 – Juniper Networks, Inc. (Nasdaq: JNPR) today announced it has completed the acquisition of Peribit Networks, Inc., a leader in Wide Area Network (WAN) optimization technology. Juniper Networks announced a definitive agreement to acquire Peribit Networks on April 26, 2005.

     Headquartered in Santa Clara and founded in early 2000, Peribit Networks develops WAN optimization appliances. Peribit Networks’ platforms and software provide customers with increased WAN capacity, faster application performance, prioritized application delivery and system-wide visibility of network and application performance. Peribit Networks’ solutions enable applications to run dramatically better over the WAN. Its products have been installed in over 900 enterprise customers worldwide.

About Juniper Networks, Inc.
Juniper Networks is the leader in enabling secure and assured communications over a single IP network. The company’s purpose-built, high performance IP platforms enable customers to support many different services and applications at scale. Service providers, enterprises, governments and research and education institutions worldwide rely on Juniper Networks to deliver products for building networks that are tailored to the specific needs of their users, services and applications.

Juniper Networks’ portfolio of proven networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding networks. Additional information can be found at www.juniper.net.

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